Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LIVEWIRE

The following discussion and analysis should be read together with the historical audited annual combined financial statements and unaudited interim combined financial statements, and the related notes that are included in the final proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to our business combination with ABIC, dated July 27, 2022 and filed with the Securities and Exchange Commission. The discussion and analysis should also be read together with the pro forma financial information as of September 25, 2022 and for the nine months ended September 25, 2022 and the year ended December 31, 2021 that is attached to this Current Report on the Form 8-K/A as exhibit 99.7. The following discussion may contain forward-looking statements. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement, particularly in “Cautionary Note Concerning Forward Looking Statements” and “Risk Factors.” References to “LiveWire” throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations section refers to “Legacy LiveWire”.

Overview

LiveWire sells electric vehicles and related parts and accessories and apparel in the United States and certain international markets. H-D introduced its first electric motorcycle in late 2019 as the Harley-Davidson LiveWire. In 2021, building on early success and the continued growth in the global market demand for electric vehicles, H-D launched LiveWire as a standalone electric vehicle division, with the first LiveWire-branded product, the LiveWire ONE, debuting in July 2021. In 2019, H-D acquired STACYC Inc. and began selling electric balance bikes, which are currently sold under the STACYC and H-D IRONe brands, as well as through private label arrangements. Electric motorcycles are sold at wholesale to a network of independent retail partners and, beginning in the third quarter of 2021, at retail through a Company-operated retail partner and through online sales. Electric balance bikes are sold at wholesale to independent dealers and independent distributors. LiveWire is focused on innovating and developing technology in the electric vehicle market. LiveWire’s vision is to create the next generation of electric motorcycles with products and experiences that merge the power and technology of electric with the unique soulful connection that comes from an analog machine.

In 2021, LiveWire generated revenue, net of $35.8 million compared to $30.9 million and $20.2 million in 2020 and 2019, respectively. LiveWire generated revenue, net of $12.0 million for the three months ended September 25, 2022, compared to $7.0 million for the three months ended September 26, 2021. For the nine months ended September 25, 2022, the Company generated revenue, net of $37.6 million compared to $22.9 million in the nine months ended September 26, 2021.

LiveWire’s net loss for 2021 was $68.3 million compared to $77.6 million and $56.5 million in 2020 and 2019, respectively. For the three months ended September 25, 2022, the Company’s net loss was $21.9 million compared to $17.2 million for the three months ended September 26, 2021 and was $57.2 million for the nine months ended September 25, 2022 compared to $48.5 million for the nine months ended September 26, 2021. LiveWire’s net losses reflect the start-up nature of LiveWire’s business including low shipment volumes associated with the introduction of a new electric motorcycle combined with investments in product development as LiveWire continues to focus on technological innovation that will support future products and growth.

Recent Developments

Business Combination

On December 12, 2021, H-D (the “Parent”) entered into the Business Combination Agreement with ABIC, a special purpose acquisition company, to effect the separation of its electric vehicle business. On September 16, 2022, the Business Combination was approved in a ABIC shareholder vote and closed September 26, 2022.

The merger will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, ABIC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of LiveWire issuing stock for the net assets of ABIC, accompanied by a recapitalization. The net assets of ABIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of LiveWire.

Upon closing of the merger and PIPE investments, the most significant change in the successor’s future reported financial position and results was an increase in cash due to net proceeds received of approximately $293.7 million, including a $100 million investment from the LiveWire Equityholder, and a $100 million investment from certain members of the KYMCO Group, through a PIPE. Additionally, the increase in cash reflects the amount of cash released from the Trust Account (net of the SPAC Share Redemption Amount) and the $100 million equity backstop provided by the Parent in exchange for 10,000,000 of LiveWire Common Stock for a purchase price of $10.00 per share pursuant to the terms of the Business Combination Agreement and as a result of Public Shareholders exercising their redemption rights with respect to 36,597,112 Class A Ordinary Shares for $368.1 million, at a redemption price of approximately $10.06 per share.

As a consequence of the merger, LiveWire is the successor to an SEC-registered company, which will require LiveWire to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. LiveWire expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. In addition, LiveWire expects to incur additional costs as a result of entering into agreements with H-D, including a Transition Services Agreement, Master Services Agreement, and Contract Manufacturing Agreement with H-D whereby H-D will provide manufacturing, support functions, and other administrative services. For additional information, refer to LiveWire’s unaudited pro forma financial information included as Exhibit 99.7 to the Form 8-K/A.

Key Factors Affecting the LiveWire’s Operating Results

LiveWire believes that its future success and financial performance depend on a number of factors that present significant opportunities for its business, but also pose risks and challenges, including those discussed below and in the Section in the Proxy titled “Risk Factors.”

Technology Innovation

LiveWire is committed to and passionate about leading the electric motorcycle market. The focus will be on technology development, with an approach to product and go-to-market actions that reflect the expectations of the targeted customer to deliver the most desirable electric motorcycles in the world through pioneering the future of motorcycling by means of design, software and experience for the pursuit of urban adventure and beyond.

The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. LiveWire is well positioned to become a premier electric motorcycle brand as the first publicly traded electric motorcycle company in the U.S. and as a leader in the transformation of the motorcycling market. To establish market share and scale and expand our business, LiveWire plans to continue to enhance global manufacturing and distribution capabilities and make substantial investments in research and development for the commercialization and continued enhancements of future generations of LiveWire’s electric motorcycles, related technologies and other products.

Establishing Contract Manufacturing Capacity

Achieving growth for LiveWire’s electric motorcycles requires LiveWire to increase its material purchases and contract manufacturing capacity and improve its supply chain processes in the US and internationally. The amount and timing of LiveWire’s future contract manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of LiveWire’s research and development efforts to meet technological development milestones, LiveWire’s ability to develop and launch new electric vehicles, LiveWire’s ability to achieve sales and experience customer demand for LiveWire’s vehicles at the levels LiveWire anticipates, LiveWire’s ability to utilize planned capacity in its existing contract manufacturers’ facilities, LiveWire’s ability to retain contract manufacturing relationships and LiveWire’s ability to enter new international markets. LiveWire will benefit from industry-leading strategic partners – H-D and the KYMCO Group, a globally recognized brand of scooters, motorcycles, and side-by-side ATVs headquartered in Taiwan, by leveraging their engineering expertise, manufacturing footprint, distribution, supply chain infrastructure and global logistics capabilities. Additionally, LiveWire will have access to H-D’s established distribution and dealership network.

Partnering with Industry-Leading Original Equipment Manufacturers and/or Tier-One Vehicle Suppliers

LiveWire entered into a long-term collaboration agreement with the KYMCO Group to explore further business opportunities in the electric vehicle market by leveraging LiveWire and the original equipment manufacturer’s capability in the design, development, and manufacturing of electric vehicles. This will allow LiveWire to focus on vehicle design, strong brand affiliation and a differentiated customer experience. LiveWire’s partnership with the KYMCO Group will create rapid scale for LiveWire without asset-intense investments.

LiveWire believes that its business model and established experience in delivering new products will reduce the considerable execution risk typically associated with new vehicle companies. Through such platform sharing, component sourcing and manufacturing partnerships, LiveWire believes it will be able to accelerate its time to market and reduce vehicle development costs. LiveWire intends to meet timing, cost and quality expectations while optimally matching its cost structure with its projected production ramp by leveraging such partnerships and trained workforces. Remaining hardware agnostic allows for selection of partners, components and manufacturing decisions to be based on both timeline and cost advantages and enables LiveWire to focus on delivering truly innovative design features, a superior customer experience, and a leading user interface that leverages sophisticated software and other technology advancements.

Market Trends and Competition

LiveWire offers innovative and proprietary electric vehicle technology and intends to expand its market share over time in product categories that LiveWire believes will grow as electric vehicle adoption occurs in the segment. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, LiveWire’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles. If LiveWire’s market share does not grow due to increased competition, or the market fails to expand as LiveWire has projected, its revenue and ability to generate profits in the future may be impacted.

Regulatory Landscape

LiveWire operates in an industry that is subject to and benefits from environmental regulations, which have generally become more stringent over time, particularly across developed markets. Regulations in LiveWire’s target markets include economic incentives to purchasers of electric vehicles and tax credits for electric vehicle manufacturers. While LiveWire expects environmental regulations to provide a tailwind to its growth, it is possible for certain regulations to result in margin pressures.

Supply Chain and Inflation

The global supply chain and logistics challenges continue to impact LiveWire and the industry. As a result of these challenges, LiveWire has experienced cost inflation for logistics, raw materials and purchased components as well as increased manufacturing conversion costs; however, given LiveWire’s production volumes these impacts have not been material to date. The Company has also experienced some disruption related to supply constraints for certain components including those impacted by the continued global semiconductor chip shortages although these disruptions have not materially impacted production volumes to date.

COVID-19 Pandemic and Macroeconomic Uncertainties on Future Operations

LiveWire continues to manage through the impacts of the COVID-19 pandemic keeping safety and community well-being a priority. The full impact of the COVID-19 pandemic on future results depends on future developments, such as the ultimate duration and scope of the pandemic including associated variants, the success of vaccination programs, the consequences of vaccine requirements, and its impact on Livewire’s employees, customers, independent retail partners, distributors and suppliers. Future impacts and disruptions could have an adverse effect on production, supply chains, distribution and demand for Livewire’s products. Additionally, ongoing global issues may affect our business and operating results and the global economy, including the geopolitical impact of the conflict in Ukraine and any related economic or other sanctions.

Basis of Presentation

Refer to Note 1 of the Notes to Annual Combined Financial Statements for a discussion of the underlying basis used to prepare the combined financial statements.

Key Business Metrics

To analyze LiveWire’s business performance, determine financial forecasts and help develop long-term strategic plans, management reviews the following key business metrics, which are important measures that represent the growth of the business:

•

Wholesale motorcycle unit shipments – LiveWire defines wholesale motorcycle unit shipments as the number of electric motorcycles sold by LiveWire to independent dealers for which LiveWire recognized revenue during the period.

•

Company retail motorcycle unit sales – LiveWire defines Company retail motorcycle unit sales as the number of new electric motorcycles sold at retail by LiveWire through its Company-operated retail partner or through online sales for which LiveWire recognized revenue during the period. LiveWire began selling electric motorcycles direct to retail consumers in the third quarter of 2021.

•

Independent retail motorcycle unit sales – LiveWire defines independent retail motorcycle unit sales as the number of new electric motorcycles sold at retail by independent retail partners. These unit sales are not revenues for LiveWire but represent revenues for individual retail partners. The data source for electric motorcycle retail sales figures is new sales warranty and registration information provided by independent retail partners and compiled by LiveWire. LiveWire must rely on information that its independent retail partners supply concerning new retail sales, and LiveWire does not regularly verify the information that its independent retail partners supply. This information is subject to revision.

•	Company-operated retail partner – Retail partner operated by LiveWire.

•	Independent retail partners – Retail partners owned and operated by independent entities under contract with LiveWire to sell LiveWire electric motorcycles, related products and services.

The following tables detail the key business metric amounts for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 2022	September 2021	September 2022	September 2021
Wholesale motorcycle unit shipments:
US	141	26	347	104
International	4	53	50	160

	145	79	397	264
Company retail motorcycle unit sales – US	61	11	131	11

	206	90	528	275

Retail motorcycle unit sales:
Company (a)	61	11	131	11
Independent retail partners (b)	155	354	454	761

	216	365	585	772

Retail motorcycle unit sales:
US	161	216	399	465
International	55	149	186	307

	216	365	585	772

	Year Ended
	December 2021	December 2020	December 2019
Wholesale motorcycle unit shipments:
US	119	717	385
International	313	481	95

	432	1,198	480
Company retail motorcycle unit sales – US	29	—	—

	461	1,198	480

Retail motorcycle unit sales:
Company (a)	29	—	—
Independent retail partners (b)	933	719	157

	962	719	157

Retail motorcycle unit sales:
US	566	451	141
International	396	268	16

	962	719	157

(a)	Data source for Company retail sales figures shown above is LiveWire’s records.
(b)

Data source for independent retail sales figures shown above is new sales warranty and registration information provided by retail partners and compiled by LiveWire. LiveWire must rely on information that its independent retail partners supply concerning new retail sales, and LiveWire does not regularly verify the information that its independent retail partners supply. This information is subject to revision.

The following table details the number of retail partners:

	As of	As of
	September 25, 2022	December 31, 2021
Company-operated retail partner	1	1
Independent retail partners:
U.S.	71	44
International	—	—

	71	44

Total	72	45

Retail partners shown above include those that have been contracted by LiveWire to sell LiveWire motorcycles. As of September 25, 2022 and December 31, 2021, this total includes 14 and 27 partners, respectively, that were actively working to complete the licensing required to sell LiveWire motorcycles as of the end of the period. LiveWire intends to grow this network as it expands its distribution capabilities. The Harley-Davidson LiveWire motorcycles produced in 2019 and 2020 have been or will be retailed through the H-D dealership network until the remaining inventory of H-D branded LiveWire motorcycles is depleted.

LiveWire believes these key business metrics provide useful information to help investors understand and evaluate LiveWire’s business performance. Wholesale motorcycle unit shipments and Company retail motorcycle unit sales are key drivers of revenue and profit. Retail motorcycle unit sales made through both Company-operated and independent retail partners is a key measure of consumer demand and market share for LiveWire’s electric motorcycles.

Components of Results of Operations

Revenue

LiveWire generates revenue from the sale of electric motorcycles, electric balance bikes, related parts and accessories, and apparel. Electric motorcycles are sold at wholesale to a network of independent retail partners and, beginning in the third quarter of 2021, at retail through a Company-operated retail partner and direct to consumers through online sales. Electric balance bikes are sold at wholesale to independent dealers and independent distributors, as well as, direct to consumers online. LiveWire expects revenue to increase sequentially in future periods as it expects shipments to continue to grow.

Cost of Goods Sold

Cost of goods sold primarily consists of direct materials, components, freight, customs and duties, supplies and labor-related costs, including salaries, benefits and share-based compensation. Cost of goods sold also includes allocated overhead costs, including facilities costs, depreciation of manufacturing-related equipment and facilities and other direct costs. LiveWire expects cost of goods sold to increase in absolute dollars in future periods as it expects shipments to continue to grow and expects cost of goods sold per unit to decrease as leverage improves behind expected growth.

Selling, Administrative and Engineering Expense

Selling, administrative and engineering expenses consist of personnel related expenses for LiveWire’s corporate, executive, finance, engineering, product development and other administrative functions, expenses for outside professional services, including legal, audit and advisory services as well as expenses for facilities, depreciation, amortization, and marketing and advertising costs. Personnel-related expenses consist of salaries, benefits and share-based compensation. It also includes other engineering expenses, which consist of expenditures for research and development activities relating to product development and improvements.

LiveWire expects selling, administrative and engineering expenses to increase for the foreseeable future as it scales headcount, expands hiring of engineers and designers, continues to invest in new vehicle model design and development of technology in order to drive the growth of the business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other Income (Expense), Net

Other income (expense) consists of the allocated non-service components of net periodic defined benefit plan (costs) benefits. The Parent sponsors a qualified pension plan and a postretirement healthcare plan which cover eligible LiveWire employees and retirees. A portion of the related net periodic benefit plan cost or income has been allocated to LiveWire based on an estimated amount per plan participant and allocations of corporate and other shared functional personnel.

Interest Expense Related Party

Interest expense consists primarily of interest expense associated with notes payable to H-D. Refer to Note 15 of the Notes to Annual Combined Financial Statements for further discussion regarding LiveWire’s related party transactions.

As contemplated by the Separation Agreement, all notes payable to related party outstanding as of June 24, 2022, including accrued interest, were settled with the Parent as of June 24, 2022, through a capital contribution and without any cash being exchanged between the Company and the Parent. The settlement included the principal and accrued interest of $20.8 million and $0.8 million, respectively.

Interest Income (Expense)

Interest income (expense) primarily consists of investment income on investments related to deferred compensation plan liabilities.

Income Tax Provision

LiveWire’s income taxes as presented are calculated on a separate tax return basis. LiveWire’s operations have historically been included in the Parent’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. The income tax provision (benefit) consists of an estimate for U.S. federal, state and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law. LiveWire has generated operating losses in each of the years presented; however, any hypothetical net operating loss attributes generated and related valuation allowances are deemed to have been distributed to the Parent through net parent investment and are not presented on the balance sheet.

Results of Operations

Comparison of the Three Months Ended September 25, 2022 and September 26, 2021

	Three Months Ended		$ Change	% Change
(in thousands, except percentages)	September 25, 2022	September 26, 2021
Revenue, net	$11,953	$7,027	$4,926	70.1%
Costs and expenses:
Cost of goods sold	11,800	8,795	3,005	34.2%
Selling, administrative and engineering expense	22,111	15,345	6,766	44.1%

Operating expense	33,911	24,140	9,771	40.5%

Operating loss	(21,958)	(17,113)	(4,845)	28.3%
Other income (expense), net	79	(8)	87	*nm
Interest expense related party	—	(74)	74	(100.0)%
Interest (expense) income	(3)	1	(4)	(400.0)%

Loss before income taxes	(21,882)	(17,194)	(4,688)	27.3%
Income tax (benefit) provision	(4)	8	(12)	(150.0)%

Net loss	(21,878)	(17,202)	(4,676)	27.2%
Other comprehensive loss:
Foreign currency translation adjustments	(60)	(40)	(20)	50.0%

Comprehensive loss	$(21,938)	$(17,242)	$(4,696)	27.2%

*	nm – not meaningful

Revenue

The following table presents net revenue by major source for the three months ended September 25, 2022 and September 26, 2021:

(in thousands, except percentages)	Three Months Ended		$ Change	% Change
	September 25, 2022	September 26, 2021
Electric motorcycles	$4,638	$1,165	$3,473	298.1%
Electric balance bikes, parts and accessories	7,017	5,572	1,445	25.9%
Motorcycle parts and accessories	295	287	8	2.8%
Apparel	3	3	—	—%

	$11,953	$7,027	$4,926	70.1%

Revenue for the three months ended September 25, 2022 increased by $4.9 million, or 70.1%, to $12.0 million from $7.0 million for the three months ended September 26, 2021. The increase was primarily due to higher revenue from electric motorcycles of $3.5 million and higher revenue from electric balance bikes, parts and accessories of $1.4 million. The increase in revenue from electric motorcycles was primarily driven by higher shipment volumes of $2.2 million and a decrease in sales promotions of $1.1 million. The increase in revenue from electric balance bikes, parts and accessories was driven by a shift in product mix and pricing of $2.0 million. The increase was partially offset by lower shipment volumes of electric balance bikes of $0.6 million.

Cost of Goods Sold

Cost of goods sold for the three months ended September 25, 2022 increased by $3.0 million, or 34.2%, to $11.8 million from $8.8 million for the three months ended September 26, 2021. The increase was primarily due to increased shipments of electric motorcycles and a shift in product mix of electric balance bikes, parts and accessories. Increased shipments of electric motorcycles increased cost of goods sold by $2.4 million, in alignment with the increased revenue described above. Separately, a shift in product mix of electric balance bikes, parts and accessories during the three months ended September 25, 2022 resulted in an increase of cost of goods sold of $1.6 million, and was partially offset by decreased shipments of $0.6 million.

Selling, Administrative and Engineering Expense

Selling, administrative and engineering expense for the three months ended September 25, 2022 increased by $6.8 million, or 44.1%, to $22.1 million from $15.3 million for the three months ended September 26, 2021. The increase was primarily due to increases in personnel costs of $2.9 million related to higher headcount, increases in product development costs of $1.2 million, increases in professional service costs of $0.8 million related primarily to marketing and increases in other costs of $1.6 million related to depreciation and other administrative expenses.

Other Income (Expense), Net

Other income (expense), net for the three months ended September 25, 2022 was $0.1 million of income compared to $8 thousand of expense for the three months ended September 26, 2021. The change was primarily driven by a reduction in qualified pension plan costs.

Interest Expense Related Party

Interest expense related party for the three months ended September 25, 2022 decreased by $0.1 million, to $0 from $0.1 million for the three months ended September 26, 2021 due to the settlement of related party notes payable on June 24, 2022.

Interest (Expense) Income

Interest (expense) income for the three months ended September 25, 2022 was $3 thousand of expense compared to $1 thousand of income for the three months ended September 26, 2021.

Income Tax (Benefit) Provision

Income tax (benefit) expense for the three months ended September 25, 2022 was $4 thousand of benefit compared to $8 thousand of expense for the three months ended September 26, 2021.

Comparison of the Nine Months Ended September 25, 2022 and September 26, 2021

	Nine Months Ended		$ Change	% Change
(in thousands, except percentages)	September 25, 2022	September 26, 2021
Revenue, net	$37,615	$22,933	$14,682	64.0%
Costs and expenses:
Cost of goods sold	36,987	26,050	10,937	42.0%
Selling, administrative and engineering expense	57,392	45,128	12,264	27.2%

Operating expense	94,379	71,178	23,201	32.6%

Operating loss	(56,764)	(48,245)	(8,519)	17.7%
Other income (expense), net	235	(19)	254	*nm
Interest expense related party	(475)	(198)	(277)	139.9%
Interest (expense) income	(23)	11	(34)	(309.1)%

Loss before income taxes	(57,027)	(48,451)	(8,576)	17.7%
Income tax provision	159	55	104	189.1%

Net loss	(57,186)	(48,506)	(8,680)	17.9%
Other comprehensive loss:
Foreign currency translation adjustments	(154)	(68)	(86)	126.5%

Comprehensive loss	$(57,340)	$(48,574)	$(8,766)	18.0%

*	nm – not meaningful

Revenue

The following table presents net revenue by major source for the nine months ended September 25, 2022 and September 26, 2021:

(in thousands, except percentages)	Nine Months Ended
	September 25, 2022	September 26, 2021	$ Change	% Change
Electric motorcycles	$11,620	$5,357	$6,263	116.9%
Electric balance bikes, parts and accessories	25,214	16,914	8,300	49.1%
Motorcycle parts and accessories	773	575	198	34.4%
Apparel	8	87	(79)	(90.8)%

	$37,615	$22,933	$14,682	64.0%

Revenue for the nine months ended September 25, 2022 increased by $14.7 million, or 64.0%, to $37.6 million from $22.9 million for the nine months ended September 26, 2021. The increase was primarily due to higher revenue from electric balance bikes, parts and accessories of $8.3 million and higher revenue from electric motorcycles of $6.3 million. The increase in revenue from electric balance bikes, parts and accessories was primarily driven by shipment volumes of $3.8 million and a shift in product mix and pricing of $4.5 million. The increase in revenue from electric motorcycles was primarily driven by higher shipment volumes of $4.5 million and a decrease in sales promotions of $1.6 million.

Motorcycle parts and accessories revenue represented an increase of $0.2 million, up 34.4% compared to the prior period. Apparel revenue represented a decrease of $79 thousand, down 90.8%, compared to the prior period.

Cost of Goods Sold

Cost of goods sold for the nine months ended September 25, 2022 increased by $10.9 million, or 42.0%, to $37.0 million from $26.1 million for the nine months ended September 26, 2021. The increase was primarily due to increased shipments of both electric balance bikes, parts and accessories and electric motorcycles. Increased shipments of electric motorcycles increased cost of goods sold by $5.6 million, in alignment with the increased revenue described above. Separately, increased shipments of electric balance bikes, parts and accessories during the nine months ended September 25, 2022 resulted in an increase of cost of goods sold of $2.4 million, and product mix further increased cost of goods sold by $3.0 million, in alignment with the increased revenue described above.

Selling, Administrative and Engineering Expense

Selling, administrative and engineering expense for the nine months ended September 25, 2022 increased by $12.3 million, or 27.2%, to $57.4 million from $45.1 million for the nine months ended September 26, 2021. The increase was primarily due to increases in personnel costs of $7.2 million related to higher headcount, increases in professional service costs of $4.7 million related primarily to marketing and increases in other costs of $3.1 million related primarily to depreciation and other administrative expenses. The increase was partially offset by a decrease in product development costs of $3.2 million due to higher expenditures incurred in the nine months ended September 26, 2021 related to the timing of product development activities.

Other Income (Expense), Net

Other income (expense), net for the nine months ended September 25, 2022 was $0.2 million of income compared to $19 thousand of expense for the nine months ended September 26, 2021. The change was primarily driven by a reduction in qualified pension plan costs.

Interest Expense Related Party

Interest expense related party for the nine months ended September 25, 2022 increased by $0.3 million, to $0.5 million from $0.2 million for the nine months ended September 26, 2021 due to an increase in related party notes payable prior to their settlement on June 24, 2022.

Interest (Expense) Income

Interest (expense) income for the nine months ended September 25, 2022 was $23 thousand of expense compared to $11 thousand of income for the nine months ended September 26, 2021.

Income Tax Provision

Income tax expense for the nine months ended September 25, 2022 increased by $104 thousand, or 189.1%, to $159 thousand from $55 thousand for the nine months ended September 26, 2021.

Comparison of the Years Ended December 31, 2021 and 2020

	Year Ended December 31,		$ Change	% Change
(in thousands, except percentages)	2021	2020
Revenue, net	$35,806	$30,863	$4,943	16.0%
Costs and expenses:
Cost of goods sold	38,380	55,819	(17,439)	(31.2)%
Selling, administrative and engineering expense	65,608	52,099	13,509	25.9%

Operating expense	103,988	107,918	(3,930)	(3.6)%

Operating loss	(68,182)	(77,055)	8,873	(11.5)%
Other income (expense), net	302	(30)	332	*nm
Interest expense related party	(293)	(186)	(107)	57.5%
Interest income	19	56	(37)	(66.1)%

Loss before income taxes	(68,154)	(77,215)	9,061	(11.7)%
Income tax provision	138	357	(219)	(61.3)%

Net loss	(68,292)	(77,572)	9,280	(12.0)%
Other comprehensive (loss) income:
Foreign currency translation adjustments	(85)	236	(321)	(136.0)%

Comprehensive loss	$(68,377)	$(77,336)	$8,959	(11.6)%

*	nm – not meaningful

Revenue

The following table presents net revenue by major source for the years ended December 31, 2021 and 2020:

(in thousands, except percentages)	Year Ended December 31,		$ Change	% Change
	2021	2020
Electric motorcycles	$8,706	$12,846	$(4,140)	(32.2)%
Electric balance bikes	26,101	16,544	9,557	57.8%
Parts & accessories	904	1,422	(518)	(36.4)%
Apparel	95	51	44	86.3%

	$35,806	$30,863	$4,943	16.0%

Revenue for the year ended December 31, 2021 increased by $4.9 million, or 16.0%, to $35.8 million from $30.9 million for the year ended December 31, 2020. The increase was primarily due to an increase in shipments of electric balance bikes, which resulted in an increase of revenues of $9.6 million, partially offset by a $4.1 million decrease in electric motorcycle revenue. The decrease in electric motorcycle revenue was primarily driven by a decrease in shipments of electric motorcycles, which decreased revenue by $17.9 million, partially offset by a decrease in sales promotions, which increased revenue by $13.8 million. The decrease in sales promotions was driven by a sales concession of $15.3 million made in 2020 to LiveWire’s independent dealers related to retail store investments they had made for the sale and service of H-D branded electric motorcycles. Refer to Note 3 of the Notes to Annual Combined Financial Statements for further discussion on this sales concession. This decrease was partially offset by increases in other sales incentives of $1.5 million in 2021 which were implemented to clear the network of H-D branded LiveWire motorcycles to support the launch of LiveWire ONE.

The lower shipments of electric motorcycles in 2021 reflects LiveWire’s decision to temporarily pause production while it implemented its updated strategy, including the decision to discontinue the H-D branded LiveWire model and introduce the new LiveWire branded LiveWire ONE model. Production of the new LiveWire ONE motorcycles began in the second quarter of 2021 with limited shipments during the year ended December 31, 2021.

Parts & accessories revenue represented a decrease of $0.5 million, down 36.4% compared to the prior period, in line with the decrease in the electric motorcycle units sold. Apparel revenue represented an increase of $44 thousand, up 86.3%, compared to the prior period.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2021 decreased by $17.4 million, or 31.2%, to $38.4 million from $55.8 million for the year ended December 31, 2020. The decrease was primarily due to decreased shipments of electric motorcycles, which resulted in lower cost of goods sold of $14.3 million, partially offset by increased shipments of electric balance bikes, which resulted in higher cost of goods sold of $6.3 million, for a net decrease in cost of goods sold related to electric motorcycle and balance bike shipments of $8.0 million. The remaining decrease of $9.4 million related primarily to lower costs associated with liabilities for excess firm purchase commitments.

Selling, Administrative and Engineering Expense

Selling, administrative and engineering expense for the year ended December 31, 2021 increased by $13.5 million, or 25.9%, to $65.6 million from $52.1 million for the year ended December 31, 2020. The increase was primarily due to increases in personnel costs of $9.7 million related to higher headcount, increases in professional service costs of $3.6 million related primarily to audit, legal and other professional services and increases in other costs of $3.2 million related primarily to depreciation, technology and other administrative expenses. The increase was partially offset by decreases in expense allocations from the Parent of $4.2 million due to the decrease in revenue and wholesale units sold which are primary drivers of the allocations.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2021 was $0.3 million of income compared to $30 thousand of expense for the year ended December 31, 2020. The change was primarily driven by a reduction in qualified pension plan costs which was primarily attributable to a curtailment gain recorded in connection with the Parent’s decision to cease benefit accruals for salaried employees after December 31, 2022.

Interest Expense Related Party

Interest expense related party for the year ended December 31, 2021 increased by $0.1 million, to $0.3 million from $0.2 million for the year ended December 31, 2020 due to an increase in related party notes payable.

Interest Income

Interest income for the year ended December 31, 2021 decreased by $37 thousand, or 66.1%, to $19 thousand from $56 thousand for the year ended December 31, 2020.

Income Tax Provision

Income tax expense for the year ended December 31, 2021 decreased by $0.2 million, or 61.3%, to $0.2 million from $0.4 million for the year ended December 31, 2020.

Comparison of the Years Ended December 31, 2020 and 2019

	Year Ended December 31,
(in thousands, except percentages)	2020	2019	$ Change	% Change
Revenue, net	$30,863	$20,188	$10,675	52.9%
Costs and expenses:
Cost of goods sold	55,819	21,298	34,521	162.1%
Selling, administrative and engineering expense	52,099	56,997	(4,898)	(8.6)%

Operating expense	107,918	78,295	29,623	37.8%

Operating loss	(77,055)	(58,107)	(18,948)	32.6%
Other (expense) / income, net	(30)	75	(105)	(140.0)%
Interest expense related party	(186)	(1)	(185)	*nm
Interest income	56	41	15	36.6%

Loss before income taxes	(77,215)	(57,992)	(19,223)	33.1%
Income tax provision (benefit)	357	(1,475)	1,832	(124.2)%

Net loss	(77,572)	(56,517)	(21,055)	37.3%
Other comprehensive income (loss):
Foreign currency translation adjustments	236	(6)	242	*nm

Comprehensive loss	$(77,336)	$(56,523)	$(20,813)	36.8%

*	nm – not meaningful

Revenue

The following table presents net revenue by major source for the years ended December 31, 2020 and 2019:

(in thousands, except percentages)	Year Ended December 31,
	2020	2019	$ Change	% Change
Electric motorcycles	$12,846	$11,712	$1,134	9.7%
Electric balance bikes	16,544	7,882	8,662	109.9
Parts & accessories	1,422	416	1,006	241.8
Apparel	51	178	(127)	(71.3)

	$30,863	$20,188	$10,675	52.9%

Revenue for the year ended December 31, 2020 increased by $10.7 million, or 52.9%, to $30.9 million from $20.2 million for the year ended December 31, 2019. The increase was primarily due to increased shipments of electric motorcycles, which resulted in an increase of revenues of $18.0 million, and an increase in shipments of electric balance bikes, which resulted in an increase of revenues of $8.7 million. The increase in revenue from higher shipments was partially offset by a sales concession the Company made to its independent dealers in the fourth quarter of 2020. The sales concession was offered to LiveWire’s independent dealers related to retail store investments they had made for the sale and service of H-D branded electric motorcycles and resulted in a $15.3 million reduction in revenue from electric motorcycles in 2020. Refer to Note 3 of the Notes to Annual Combined Financial Statements for further discussion of this sales concession.

Parts & accessories revenue represented an increase of $1.0 million, up 241.8% compared to the prior period, in line with the increase in the shipments of electric motorcycles and electric balance bikes. Apparel revenue represented a decrease of $0.1 million, down 71.3% compared to the prior period.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2020 increased by $34.5 million, or 162.1%, to $55.8 million from $21.3 million for the year ended December 31, 2019. The increase was primarily due to increased shipments for both electric motorcycles, which resulted in an increase of cost of goods sold of $14.2 million, and electric balance bikes, which resulted in an increase of cost of goods sold of $5.0 million. In addition, during 2020 the Company recorded a $7.8 million expense to record a long-term supplier liability for excess firm purchase commitments. There was no comparable expense in 2019.

Selling, Administrative and Engineering Expense

Selling, administrative and engineering expense for the year ended December 31, 2020 decreased by $4.9 million, or 8.6%, to $52.1 million from $57.0 million for the year ended December 31, 2019. The decrease was primarily due to a reduction in marketing costs of $13.0 million, primarily due to uncertainty related to COVID-19 and a strategic shift in model to LiveWire ONE towards the end of the fourth quarter of 2020. The overall decrease was partially offset by increases in allocated cost from the Parent of $3.9 million in line with the increase in revenue from 2019 to 2020, increases in salaries and other people cost of $2.1 million, and other increases primarily related to higher depreciation expense and warranty costs.

Other (Expense) / Income, Net

Other (expense) income, net for the year ended December 31, 2020 was $30 thousand of expense compared to $75 thousand of income for the year ended December 31, 2019. The change was primarily due to an increase in defined benefit plan expenses allocated from H-D in 2020 compared to 2019.

Interest Expense Related Party

Interest expense related party for the year ended December 31, 2020 increased by $0.2 million, to $0.2 million from $1 thousand for the year ended December 31, 2019. The increase was primarily due to borrowings from Parent with interest starting in December 2019 resulting in a full year of interest expense in 2020 compared to less than one month of interest expense in 2019.

Interest Income

Interest income for the year ended December 31, 2020 increased by $15 thousand, or 36.6%, to $56 thousand from $41 thousand for the year ended December 31, 2019.

Income Tax Provision (Benefit)

Income tax expense for the year ended December 31, 2020 increased by $1.8 million to an expense of $0.4 million from a benefit of $1.5 million for the year ended December 31, 2019. The increase was primarily due to the lower tax benefit that the Company expects would be more likely than not to be realized. Operating results of the Company have historically been included in the consolidated federal and combined state tax returns of the Parent and the resulting tax attributes are deemed to have been fully distributed to and utilized by Parent as of 2019 and are not available to the Company for future use.

Liquidity and Capital Resources

As of September 25, 2022 and December 31, 2021, LiveWire’s cash and cash equivalents were $2.2 million and $2.7 million, respectively. LiveWire’s restricted cash as of September 25, 2022 was $100 million, which relates to a cash deposit from KYMCO Group during the quarter ended September 25, 2022 in advance of the transaction close. LiveWire did not have any restricted cash as of December 31, 2021.

LiveWire historically managed liquidity risk by effectively managing its working capital, capital expenditures and cash flows, making use of a central treasury function at the Parent to manage pooled cash investments and borrowing requirements. As an early-stage growth company, LiveWire does not expect to generate from operations, adequate liquidity to fund its operations for the next twelve months. Prior to the Business Combination the Parent supported LiveWire’s operating, investing and financing activities. Following the Business Combination, LiveWire received net proceeds of approximately $293.7 million as more fully described below.

On September 26, 2022, LiveWire consummated the merger with ABIC (following its Domestication, as defined in the Business Combination Agreement) resulting in net proceeds of approximately $293.7 million, including $100 million investment from the Parent and $100 million investment from KYMCO through a PIPE. Additionally LiveWire received ABIC’s cash held in trust account of $13.6 million (net of the SPAC share redemption amount of $368.1 million and payment of transaction costs incurred by ABIC of $20.6 million) and the $100 million equity backstop provided by the Parent in exchange for 10,000,000 of common stock for a purchase price of $10.00 per share pursuant to the terms of the Business Combination Agreement and as a result of public shareholders exercising their redemption rights with respect to 36,597,112 shares of ABIC Class A common stock for $368.1 million in the aggregate, at a redemption price of approximately $10.06 per share.

Management believes that cash on hand and the proceeds received from the Business Combination will provide sufficient liquidity to meet LiveWire’s projected obligations, including those related to existing contractual obligations, for at least the next twelve months.

LiveWire plans to use its current cash on hand and additional financing raised through the Business Combination and PIPE Financing, to support its core business operations and strategic plan to accelerate its go-to-market strategy, invest in new product development, and enhance its global manufacturing and distribution capabilities. LiveWire expects its capital expenditures and working capital requirements to increase substantially in the near future, as it grows the business, develops its customer support and marketing infrastructure and expands its research and development efforts.

LiveWire’s material contractual operating cash commitments at September 25, 2022 relate to leases as discussed further in Note 8 of the Notes to Annual Combined Financial Statements and excess firm commitments as discussed further in Note 6 of the Notes to Annual Combined Financial Statements. In addition, as a result of the Business Combination completed on September 26, 2022, LiveWire may be subject to certain payments in the event minimum purchase commitments under the Contract Manufacturing Agreement are not met.

Cash Flows

The following table summarizes LiveWire’s cash flow activities for the periods presented:

	Nine Months Ended		Year Ended
(in thousands)	September 25, 2022	September 26, 2021	December 31, 2021	December 31, 2020	December 31, 2019
Net cash used by operating activities	$(64,190)	$(51,728)	$(74,539)	$(53,714)	$(69,216)
Net cash used by investing activities	(8,927)	(7,747)	(9,951)	(3,243)	(14,177)
Net cash provided by financing activities	172,617	60,668	84,757	58,304	84,447

Net increase in cash and restricted cash	$99,500	$1,193	$267	$1,347	$1,054

The overall increase in cash and restricted cash during the nine months ended September 25, 2022 was due primarily to an increase in restricted cash resulting from a $100 million cash deposit from KYMCO Group during the quarter ended September 25, 2022 in advance of the transaction close.

Net Cash Used by Operating Activities

LiveWire had negative cash flow from operating activities during 2019, 2020, 2021, and through the first nine months of 2021 and 2022. The negative cash flow from operating activities reflects the low volume of electric motorcycle shipments and ongoing product development investments given the start-up nature of the electric motorcycle business.

Net cash used in operating activities increased by $12.5 million to $64.2 million for the nine months ended September 25, 2022 compared to $51.7 million for the nine months ended September 26, 2021. The increase in cash used in operating activities was primarily due to a higher net loss and unfavorable changes in working capital. Cash flow related to changes in working capital was unfavorably impacted by an increase in inventory partially offset by favorable changes in accounts receivable and accounts payable and accrued liabilities. The unfavorable change in inventories was primarily due to increased inventory of electric balance bikes and related parts and accessories. The change in accounts receivable was favorable due to receipt of payment for units sold related to an international sales promotion which occurred during Q4 2021. The changes in accounts payable and accrued liabilities were favorable primarily due to the payout of a sales concession in the first quarter of 2021.

Net cash used in operating activities increased by $20.8 million to $74.5 million for the year ended December 31, 2021 compared to $53.7 million for the year ended December 31, 2020. The increase in cash used in operating activities was primarily driven by higher cash outflows related to unfavorable changes in working capital. Working capital was adversely impacted by a decrease in accrued liabilities, primarily due to the payout of a sales concession in the first quarter of 2021 as well as unfavorable cash flows related to changes in accounts receivable from related party during the year ended December 31, 2021 compared to year ended December 31, 2020. These negative impacts on working capital were partially offset by favorable changes in inventories during the year ended December 31, 2021 compared to year ended December 31, 2020.

Net cash used in operating activities decreased by $15.5 million to $53.7 million for the year ended December 31, 2020 compared to $69.2 million for the year ended December 31, 2019. The decrease in cash used in operating activities was primarily driven by favorable changes in working capital. Working capital was impacted by an increase in accrued liabilities, related to a sales concession offered in 2020, as well as favorable changes in accounts receivable from related party and inventory during 2020 as compared to 2019.

Net Cash Used by Investing Activities

Net cash used in investing activities increased by $1.2 million to $8.9 million for the nine months ended September 25, 2022 compared to $7.7 million for the nine months ended September 26, 2021. The increase was due to higher capital expenditures related to investments to support the production of future products.

Net cash used in investing activities increased by $6.8 million to $10.0 million for the year ended December 31, 2021 compared to $3.2 million for the year ended December 31, 2020. The increase was primarily due to increased capital expenditures related to investments to support the production of future products.

Net cash used in investing activities decreased by $11.0 million to $3.2 million for the year ended December 31, 2020 compared to $14.2 million for the year ended December 31, 2019. The decrease in cash flows used in investing activities was primarily attributable to a $7.0 million decrease in cash used for business acquisitions and a $3.9 million decrease in capital expenditures. The cash used in business acquisitions relates to the acquisition of STACYC during the year ended December 31, 2019. There were no business acquisitions during the year ended December 31, 2020.

LiveWire expects to fund future cash flows used in investing activities primarily with additional financing raised through the Business Combination and PIPE Financing.

Net Cash Provided by Financing Activities

Net cash provided by financing activities increased by $111.9 million to $172.6 million for the nine months ended September 25, 2022 compared to $60.7 million for the nine months ended September 26, 2021. The increase was primarily due to an increase in deposit in advance of business combination resulting from a $100 million cash deposit from KYMCO Group during the quarter ended September 25, 2022 in advance of the transaction close as well as increased proceeds from borrowing on notes payable to related party of $13.2 million.

Net cash provided by financing activities increased by $26.5 million to $84.8 million for the year ended December 31, 2021 compared to $58.3 million for the year ended December 31, 2020. The increase was primarily due to increases in the cash transfers from Parent of $29.3 million. This was partially offset by a reduction in proceeds from borrowing on notes payable to related party of $3.4 million.

Net cash provided by financing activities decreased by $26.1 million to $58.3 million for the year ended December 31, 2020 compared to $84.4 million for the year ended December 31, 2019. The decrease in cash provided by financing activities was driven by a decrease of $28.0 million in cash transfers from Parent, payment of $1.9 million of contingent consideration related to the STACYC acquisition and repayment of $1.5 million of related party notes payable. This was partially offset by an increase of $5.2 million in receipts from borrowings on related party notes payable.

Critical Accounting Policies and Estimates

LiveWire’s financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. Management believes that the following are some of the more critical judgment areas in the application of accounting policies that currently affect LiveWire’s financial condition and results of operations.

Product Warranty and Recalls - LiveWire provides a limited warranty on the new electric motorcycles for a period of two years, except for the battery which is covered for five years. LiveWire also provides limited warranties on parts and accessories and electric balance bikes. Estimated warranty costs are recorded at the time of sale and are based primarily on historical LiveWire claim information. In the case of both warranty and recall costs, as actual experience becomes available it is used to update the accruals.

Additionally, LiveWire may from time to time initiate certain voluntary recall campaigns. The estimated costs associated with voluntary recalls are recorded when the liability is both probable and estimable. This generally occurs when LiveWire’s management approves and commits to a recall. The accrued cost of a recall is based on an estimate of the cost to repair each affected vehicle and the number of vehicles expected to be repaired based on historical data concerning the percentage of affected customers that take advantage of recall offers. In the case of both warranty and recall costs, as actual experience becomes available it is used to update the accruals.

The factors affecting actual warranty and recall costs can be volatile. As a result, actual warranty claims experience and recall costs may differ from estimates, which could lead to material changes in our accrued warranty and recall costs. LiveWire’s warranty and recall liabilities are discussed further in Note 10 of the Notes to Annual Combined Financial Statements.

Income Taxes - LiveWire’s income taxes as presented are calculated on a separate tax return basis. LiveWire’s operations have historically been included in the Parent’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. LiveWire accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (Topic 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. LiveWire reviews its deferred income tax asset valuation allowances on a quarterly basis or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or combined group recording the net deferred income tax asset is considered, along with any positive or negative evidence including tax law changes. Since future financial results and tax law may differ from previous estimates, periodic adjustments to LiveWire’s valuation allowances may be necessary. LiveWire has generated operating losses in each of the years presented, however, any hypothetical net operating loss attributes generated and related valuation allowances are deemed to have been distributed to the Parent through net parent investment and are not presented on the balance sheet.

LiveWire is subject to income taxes in the U.S. and numerous foreign jurisdictions. These tax laws and regulations are complex and significant judgment is required in determining LiveWire’s worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

In the ordinary course of LiveWire’s business, there are transactions and calculations where the ultimate tax determination is uncertain. Accruals for unrecognized tax benefits are provided for in accordance with the requirements of Topic 740. An unrecognized tax benefit represents the difference between the recognition of benefits related to items for income tax reporting purposes and financial reporting purposes. Any unrecognized tax benefit is not included within the combined balance sheets as any benefit would reside with Parent. Parent is regularly audited by tax authorities as a normal course of business. Although the outcome of tax audits is always uncertain, LiveWire believes that it has appropriate support for the positions taken had LiveWire filed its own tax returns and that its annual tax provision includes amounts sufficient to pay any assessments. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year and would be the obligation of Parent.

Refer to Note 5 of the Notes to Annual Combined Financial Statements for further discussion regarding LiveWire’s income taxes.

Business Combinations - The Company accounts for business combinations using the acquisition method of accounting. The acquisition method of accounting requires that purchase price, including the fair value of contingent consideration, of the acquisition be allocated to the assets acquired and liabilities assumed using the estimated fair values determined by management as of the acquisition date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recognized as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to the respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, royalty rates, and selection of comparable companies. The Company engages the assistance of third-party valuation specialists in concluding on fair value measurements in connection with determining fair values of assets acquired and liabilities assumed in a business combination. The resulting fair values and useful lives assigned to acquisition-related intangible assets impact the amount and timing of future amortization expense.

These estimates are inherently uncertain and unpredictable, and if different estimates were used the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that the Company has made. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates, and if such events occur, the Company may be required to record a charge against the value ascribed to an acquired asset, an increase in the amounts recorded for assumed liabilities, or an impairment of some or all of the goodwill.

In relation to the Company’s acquisition of STACYC, Inc., the purchase price contained contingent consideration. The contingent consideration related to an aggregate earn-out payment with total payout of $6.5 million based on the achievement of sales volume targets during the twelve-month performance periods beginning in June 2019, 2020 and 2021, respectively. Each annual period had its own milestone target and related potential earn-out payment. The fair value was estimated using a Monte-Carlo simulation that utilized key assumptions defined in the earn-out agreement including sales volume performance periods, caps and floors.

On June 24, 2022, the Company made the final earnout payment of $2.2 million. The final payment settled the Company’s contingent consideration obligation related to acquisition of STACYC.

Goodwill and Intangible Assets - Goodwill represents the excess of acquisition cost over the fair value of the net assets purchased. Goodwill is tested for impairment, based on financial data related to the reporting unit to which it has been assigned, at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value, limited to the total goodwill allocated to the reporting unit. When evaluating goodwill for impairment, LiveWire first performs a qualitative assessment to determine whether it is more likely than not that the reporting unit is impaired. If LiveWire determines that it is not more likely than not that the fair value of the reporting unit exceeds its carrying amount, LiveWire calculates the estimated fair value of the reporting unit using income and market approaches. Significant assumptions are incorporated into the income approach, such as estimated growth rates and a risk-adjusted discount rate. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators determined from other businesses that are similar to our reporting unit.

Intangible assets consist of trademarks, non-compete agreements and others and are stated at cost less accumulated amortization. The intangible assets have been determined to have finite lives and are amortized on a straight-line basis over their estimated useful lives.

Significant judgments are required in assessing impairment of intangible assets and include identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value whether an impairment exists and if so the amount of that impairment.

The intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The events and circumstances LiveWire monitors and considers include significant decreases in the market price for similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. When the carrying value of an intangible asset is not recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.

Corporate Allocations - Historically, LiveWire has been managed and operated in the normal course of business by the Parent. Accordingly, certain shared costs have been allocated to LiveWire and are reflected as expenses in the accompanying Combined statements of operations and comprehensive loss. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented; however, the allocations may not be indicative of actual expenses that would have been incurred had LiveWire operated as an independent, publicly traded company for the periods presented. Actual costs that LiveWire may have incurred had it been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by LiveWire’s employees and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

ABIC is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, LiveWire expects to remain an emerging growth company at least through the end of the 2022 fiscal year and LiveWire expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare LiveWire’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

New Accounting Standards Not Yet Adopted

Other than the recent accounting pronouncements disclosed in LiveWire’s Annual Combined Financial Statements, there have been no new accounting pronouncements or changes in accounting pronouncements during the first nine months ended September 25, 2022 that are significant or potentially significant to LiveWire.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2021, LiveWire’s cash and cash equivalents amounted to $2.7 million. LiveWire historically managed liquidity risk by effectively managing its working capital, capital expenditures and cash flows, making use of a central treasury function at the Parent to manage pooled cash investments and borrowing requirements.

Financial instruments that potentially subject LiveWire to concentrations of credit risk principally consist of accounts receivable. LiveWire limits its credit risk with respect to accounts receivable by performing credit evaluations and requiring collateral to secure amounts owed to LiveWire by its customers, each when deemed necessary.

Inflationary factors, such as cost increases for logistics, manufacturing, raw materials and purchased components, may adversely affect LiveWire’s operating results. Although LiveWire does not believe inflation has had a material impact on its financial condition given its lower production volumes, a high rate of inflation in the future may have an adverse effect on LiveWire’s ability to maintain and increase its gross margin or decrease its operating expenses as a percentage of its revenues if the selling prices of its products do not increase as much or more than its increase in costs.

LiveWire is also exposed to possible disruption of supply or shortage of materials, in particular for lithium-ion battery cells and key semiconductor chip components necessary for electric vehicles and any inability to purchase raw materials and components could negatively impact LiveWire’s operations.

At December 31, 2021, LiveWire’s notes payable to related party of $5.8 million are with its Parent and had fully fixed interest rates for the life of the underlying lines of credit agreements with H-D, and hence LiveWire is not subject to interest rate risk. Furthermore, all notes payable to related party outstanding as of June 24, 2022, including accrued interest, were settled with the Parent as of June 24, 2022, through capital contribution and without any cash being exchanged between the Company and the Parent.

LiveWire sells its electric motorcycles, electric balance bikes and related products internationally and, in most markets, those sales are made in the foreign country’s local currency. As a result, LiveWire’s operating results are affected by fluctuations in the values of the U.S. dollar relative to foreign currencies, however, the impact of such fluctuations on LiveWire’s operations to date are not material given the majority of LiveWire’s sales are currently in the U.S. LiveWire plans to expand its business and operations internationally and expects its exposure to currency rate risk to increase as it grows its international presence.

There have been no material changes to the market risk information since December 31, 2021, other than those discussed above.